Exhibit 99.1

CARMAX BOARD ELECTS NEW DIRECTOR

RICHMOND, Va., April 17, 2015 – CarMax, Inc. (NYSE:KMX) today announced that its board of directors has elected Marcella Shinder to membership on the board, bringing its total board membership to 11. Shinder will serve on the Audit committee.

Shinder, 48, is chief marketing officer of Nielsen N.V. where she has been since 2011. Previously, she spent 18 years at American Express, serving in a variety of executive roles including Head of Global Marketing, Head of Brand Management and Social Media, and General Manager, Small Business Charge Cards, American Express OPEN.

Shinder holds a Master of Business Administration from the Leonard N. Stern School of Business of New York University, a Master of Arts from Villanova University and a Bachelor of Arts from Gonzaga University.

“We are so pleased to have Marcy join the CarMax board,” said Tom Folliard, president and chief executive officer of CarMax. “Her experience as the chief marketing officer of Nielsen, a leading performance management company focused on consumer information and insights, will add significant value to our board, as will her many years of experience with social media, digital marketing and branding.”

About CarMax

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune “100 Best Companies to Work For,” for 11 consecutive years, is the nation’s largest retailer of used vehicles. Headquartered in Richmond, Va., CarMax currently operates 146 used car stores in 74 markets. The CarMax consumer offer features low, no-haggle prices, a broad selection of CarMax Quality Certified used vehicles and superior customer service. During the twelve months ended February 28, 2015, the company retailed 582,282 used vehicles and sold 376,186 wholesale vehicles at our in-store auctions. For more information, access the CarMax website at www.carmax.com.

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Contacts:

Investors and Financial Media:

Katharine Kenny, Vice President, Investor Relations, (804) 935-4591

Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:

pr@carmax.com, (855) 887-2915